UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2012

Image Sensing Systems, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-26056	41-1519168
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota		55104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (651) 603-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          (e)          On October 30, 2012, Image Sensing Systems, Inc. (the “Company”) entered into an Employment Agreement with Kris B. Tufto as the President and Chief Executive Officer of the Company. He previously served as interim President and Chief Executive Officer of the Company. Under the Employment Agreement, Mr. Tufto will receive an annual base salary of $260,000.00. On April 30, 2013, he will be eligible for a bonus of up to $50,000.00 based on criteria established by the Company’s Board of Directors. The Employment Agreement contains standard confidentiality, non-competition, non-solicitation and invention assignment provisions.

          In addition, on October 30, 2012, the Company granted to Mr. Tufto a 10-year incentive stock option to purchase 50,000 shares of the Company’s common stock at an exercise price of $4.77 per share, which is equal to the closing price of the Company’s common stock on October 26, 2012 as quoted on The NASDAQ Capital Market. The option becomes exercisable in four equal installments on each of the first, second, third and fourth anniversary dates of the date of grant.

          The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the copy of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following document is hereby filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.

99.1 Press release of the Company dated October 31, 2012 announcing the appointment of Kris B. Tufto as President and Chief Executive Officer.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.
Date: October 31, 2012
	By	/s/ Gregory R. L. Smith
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit Index

Exhibit No.

99.1 Press release of the Company dated October 31, 2012 announcing the appointment of Kris B. Tufto as President and Chief Executive Officer.